EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation and Release (the “Agreement”) is entered into this 23rd day of March, 2022, by and between THOR INDUSTRIES, INC. (“Thor”) and Josef Hjelmaker (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee has been employed by Thor;

WHEREAS, Employee and Thor have agreed to terminate the employment relationship with Thor; and

WHEREAS, the parties acknowledge that there are numerous laws and regulations concerning employment and that, by entering into this Agreement, Employee will waive and release any rights, except those protected under applicable worker’s compensation laws, which he may have under these or any other laws.

NOW THEREFORE, in consideration of the mutual provisions and agreements contained herein, the parties hereto agree as follows:

1.      Separation Date. Unless otherwise agreed to by both Thor and the Employee, Employee hereby agrees that he is no longer employed as an employee of Thor effective as of April 29, 2022 (“Separation Date”).

2.      Severance and Other Benefits.

a)      Severance. In express consideration for Employee utilizing reasonable best efforts to perform all tasks assigned to him through the Separation Date, upon the later of: (i) expiration of the seven (7) calendar day period after the execution of this Agreement; or (ii) the first regular payroll occurring after the Separation Date, Thor shall pay, in addition to any and all compensation paid by, or to be paid by, Thor to Employee for services performed through the Separation Date, to the sum of Two-Hundred-Fifty-Thousand dollars ($250,000), less appropriate withholdings, in one lump-sum cash severance, in accordance with Thor’s normal payroll sequence. Additionally, Thor will provide the employee the equivalent of 1/3 of the FY 2020 PSU grant, which otherwise would be awarded in October 2023, in the sum of Sixty-Six-Thousand and Six-Hundred-Sixty-Seven dollars ($66,667), less appropriate withholdings, in one lump-sum cash award. Thor will also award at vesting, the grant from September 2020 in the amount of Two-Thousand-Three-Hundred-Seventy-Seven shares (2,377), which is scheduled to vest in September 2022. Additionally, Thor will award the 1st tranche of Nine-Hundred-Forty-One shares (941) of the FY 2021 RSU Grant, which is scheduled to vest October 2022. All remaining shares from the FY 2021 RSU grant will be forfeited. Thor shall not be liable for any payments, cash or otherwise, hereunder if this Agreement is revoked pursuant to paragraph 9 of this Agreement. The lump-sum cash severance payment and PSU settlement cash payment will be directly deposited into the bank account as Employee’s ordinary payroll. Thor will notify the Employee when each of the award’s vest in accordance to their normal vesting schedule.

b)      Healthcare Coverage Continuance. Employee shall receive separate materials that give the Employee the right to elect to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, at his own expense, for a period of eighteen (18) months from the Separation Date. This election must be made no later than sixty (60) days after the Separation Date.

c)      Deferred Compensation. If applicable, under the Thor Industries, Inc. Deferred Compensation Plan, you may not make any further employee salary deferral contributions to the plan after April 29, 2022. In accordance to the terms as defined in the Plan Document, you will be notified by Fidelity of your disbursal options of all vested funds.

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3.      No Amounts Owing. Unless otherwise agreed to prior to the Employee’s separation date, Employee will receive his final regular pay on April 29, 2022. The final regular pay includes payment for Employee’s accrued but unused vacation, as applicable. Additionally, Employee will receive the FY 2022 Q3 Bonus Award on about June 15, 2022. This cash payment, less appropriate withholdings, will be directly deposited into the bank account as Employee’s ordinary payroll. In the absence of the severance and other payment outlined above in Paragraph 2(a), Employee acknowledges that he has received all earned wages and compensation due to him from Thor. Employee further agrees he has submitted all reasonable and necessary business expenses incurred prior to the date of termination in accordance with Thor’s policy.

4.      Release. In consideration of the severance payment and the other promises contained herein, and as a material inducement to Thor to enter into this Agreement, Employee, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release and discharges Thor, its officers, directors, employees, subsidiaries, affiliates, successors, attorneys, and assigns from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorney fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity, or otherwise, which Employee has ever had, now has, or may hereafter have against Thor and for or on account of any matter, cause, or thing whatsoever which has occurred or will occur before the Separation Date, including without limitation of the generality of the foregoing, any and all claims which are related to the employment of Employee with Thor and the termination thereof, or any claim for salary, bonus, back pay, vacation pay, sums owing, or any other loss or damage of any form whatsoever, including any and all rights which Employee has or may have under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefits Protection Act, Title VII of the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family Medical Leave Act of 1993, and other federal and state statutes which regulate employment and the laws of contract, torts, and other subjects; provided, however, this Agreement shall not release Employee’s rights under Indiana Workers Compensation laws, if any.

5.      Trade Secrets; Thor Property. Employee agrees to not disclose any confidential or proprietary information of Thor to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Confidential and proprietary information shall mean such information not generally known to the public that has been created by or disclosed to Employee as a consequence of Employee’s employment by Thor. Confidential Information includes any confidential and/or proprietary knowledge, data, or information owned, developed, or acquired by Company relating to Company or Company’s business, Customers, vendors, products, processes, know-how, designs, methods, research and development, data drawings, worksheets, concepts, inventions, improvements, marketing plans, business plans, budgets, unpublished financial statements, licenses, prices, costs, suppliers, and personnel. Employee shall return all Thor property in his possession, including, but not limited to, any keys, credit cards, cell phones, computers, printers, records, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents, property, computer hardware and software, computer programs, or reproductions of any aforementioned items belonging to Thor.

6.      Confidentiality and Nondisparagement. Employee agrees that he shall not disparage Thor, its executive management, its Board, or any other employee or the business of Thor more generally.

7.      Non-Solicitation and Non-Compete. Employee agrees to the following non-solicitation covenants for one (1) year after the Separation Date.

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7.1 Customer non-solicitation. Employee shall not, whether directly or indirectly, solicit any of Company’s Customers or Company’s vendors with whom Employee had material contact during Employee’s employment with Company for the purpose of conducting any business with them which is substantially similar to the Business conducted or anticipated to be conducted by Company during Employee’s employment. “Material contact” means (1) actual contact with Customers or vendors, such as through the provision of services or sales visits or calls, (2) coming to know confidential information about a Company Customer or vendor, such as by obtaining pricing and sales information, or directing or coordinating other employees in calling, servicing, or soliciting Customers.

7.2 Employee non-solicitation. Employee shall not, directly or indirectly, solicit or induce any person employed by Company (and in whom Company has a legitimate protectible interest) or any person retained by Company as an independent contractor with whom Employee had business dealings or contact or about whom Employee acquired Confidential Information during Employee's employment with Company, to terminate an employment relationship or contract with Company or to obtain employment with another entity or person besides Company.

7.3 Interference with Business. Employee shall not, whether directly or indirectly, undertake any act with the intent to disrupt, impair, or interfere with the business of Company in any way, whether by way of interfering with or disrupting its relationships with Customers, agents, representatives, contractors, or suppliers, or otherwise.

7.4 Non-competition after employment. Non-competition after employment. Non-competition after employment. For one (1) year following the Separation Date, Employee may not become employed by, any business which is in the business manufacturing, supplying, marketing and sale of recreational vehicles (“RV”) throughout North America and Europe, identified in Exhibit A which Employee agrees is a range of territory over which his job experience with Company has given him influence, and will otherwise refrain from providing any such services to or for the benefit of any RV OEM whether employed by the OEM or another firm providing such services to the OEM.

7.5 Competitive Business. For one (1) year following the termination of Employee's employment, Employee will not, directly or indirectly, on Employee's own behalf or in connection with any other person, set up, establish, or otherwise hold more than a Passive Investment in any business entity that manufacturers, produces, exports, imports, distributes, or otherwise sells recreational vehicles and/or related goods or services.

7.6 Passive investment. Nothing in this Section 4 shall be deemed to prevent Employee from purchasing or owning, directly or beneficially, as a passive investment, less than one (1) % of any class of the publicly traded securities of any corporation.

8.      Free Act and Deed. Employee states that he has carefully read this Agreement, knows the contents hereof, and that Employee has executed the same voluntarily as his own free act and deed. Thor states that it has carefully read this Agreement, knows the contents thereof, and that it has executed the same as its own free act and deed.

9.      Advice of Counsel. Employee acknowledges that Thor has advised Employee to consult with an attorney before executing this Agreement. Employee acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that Employee fully understands the effect of the provisions contained herein and Employee’s legal rights.

10.      Revocation Period; Acknowledgements. Employee represents and acknowledges to Thor that:

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(a)      Thor has reviewed the contents of the Agreement with Employee and advised his that he has a reasonable time, up to and including twenty-one (21) days, to consider whether or not to sign this Agreement.

(b)      Employee was advised by Thor that he has seven (7) calendar days from the date of execution of this Agreement within which to revoke this Agreement and that all waivers, covenants-not-to-sue, and releases would not be effective until after seven (7) calendar days from the date of this Agreement. If he exercises his right to revoke this Agreement, written notice must be made to Ken Julian, Sr. Vice President of Administration and Human Resources, Thor Industries, Inc. 601 E. Beardsley Avenue, Elkhart, Indiana 46514 within the seven (7) calendar day period.

(c)      If he revokes this Agreement, all consideration agreed to by Thor herein will be forfeited and this Agreement will become null and void and unenforceable by either him or Thor.

(d)      He has not filed any claims or complaints with a court or administrative agency against Thor on or prior to the date of signing this Agreement.

(e)      In executing this Agreement, he represents that he has entered into this Agreement knowingly, voluntarily, and with full knowledge and understanding of the provisions of this Agreement, including the rights he is waiving under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefits Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, Employee Retirement Income Security Act of 1974, any federal, state, local laws, rules, and regulations, and any common law in the State of Indiana, except for applicable worker’s compensation laws.

(f)      Thor is under no obligation to offer the payment set forth in Section 2 above and Employee is under no obligation to accept the payment or consent to this Agreement.

(g)      By entering into this Agreement, he is not relying on any statements or representations made by Thor, its officers, directors, shareholders, or employees that are not incorporated into this Agreement. Rather, he is relying upon his own judgment and the advice of counsel where he has elected to utilize independent counsel.

11.      Entire Agreement. This Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written, and may not be modified, altered, or changed except upon written consent of the parties.

12.      Governing Law. This Agreement shall be governed and construed in accordance with laws of the State of Indiana without giving effect to the principles of conflicts of law thereof.

13.      No other Compensation. This Agreement and the separation payment referenced in paragraph 2 above are in lieu of any other compensation, bonus, benefit, separation pay, severance pay, holiday pay, or notice pay which Employee might otherwise receive.

14.      Non-Admission of Liability. It is agreed and understood that neither the offer nor any negotiations or proceedings connected herewith nor the execution of this Agreement nor the payment of money shall constitute or be construed as an admission of any liability to, or of the validity of, any claims whatsoever. It is understood and agreed by Employee that by entering into this Agreement, Thor does not admit to having committed any violation of any rights Employee has or may have under any federal statute, state statute, local ordinance, or common law claim of the State of Indiana.

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IN WITNESS WHEREOF, this Agreement has been executed on the date and year set forth above effective on the 23rd day of March.

THOR INDUSTRIES, INC.

By:   /s/ Ken Julian____________________________________

Ken Julian

Its: Sr. Vice President Administration/Human Resources

EMPLOYEE

By:   /s/ Josef Hjelmaker_______________________________

Josef Hjelmaker

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